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                                             NEWS RELEASE




                   Chemical Press Contact:   John Stefans
                                             212-270-7438
                                             Ken Herz
                                             212-270-4621

                         Investor Contact:   John Borden
                                             212-270-7318


     New York, December 15, 1995 -- Chemical Banking
Corporation said that it had completed two transactions in the fourth quarter as part of its program to free up capital through the sale of non-strategic businesses.

          Chemical announced that it completed today the sale of half its 40 percent interest in The CIT Group to The Dai-Ichi Kangyo Bank for approximately $430 million. As a result of the sale, Dai-Ichi Kangyo now owns 80 percent of CIT, with Chemical retaining 20 percent. Chemical said that it has given Dai-Ichi Kangyo a five-year option to purchase its remaining 20 percent interest and that CIT has given Chemical public offering registration rights with respect to this 20 percent share, which would take effect at the end of the option period.

          Chemical also noted that the previously announced sale of its banking operations in southern and central New Jersey to PNC Bank Corp., which closed on October 6, was for approximately $490 million.

     Chemical said the two transactions will result in a net gain of approximately $25 million after taxes, which will be included in its fourth quarter results.


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